Exhibit 10.14

Facility Agreement

No.: 2017 X. J. W. S. Z. No. 013

Credit grantor:	China Merchants Bank Co., Ltd. Beijing Branch (hereinafter referred to as Party A)
Person chiefly in charge: Wang Jianzhong

Credit applicant:	Beijing REIT Technology Development Co., Ltd. (hereinafter referred to as Party B)
Legal representative/Person chiefly in charge: Li Hengfang

Article 1:      Line of credit

1.1	Party A offers Party B the line of credit of RMB Twenty Million (including other equivalent currencies, the exchange rate will be translated according to the foreign exchange quotation announced by Party A upon actual occurrence of each specific business, similarly hereinafter). Among them, the revolving line of credit is RMB Twenty Million.

1.2	Party A and Party B have signed the Credit Agreement numbering 2016 Z. H. B. S. No. 001 originally, as of the effective date hereof, if the specific business handled under such Credit Agreement still has outstanding balance, it will be included under this Agreement automatically and directly take up the credit line hereunder.

Article 2:     Credit period

The credit period is twelve months, namely from June 7, 2017 to May 26, 2018 (maturity date). Party B shall propose credit use application to Party A within such period, and Party A will not accept the credit use application proposed by Party B after the maturity date of credit period, unless otherwise prescribed herein.

Article 3:     Use of the line of credit

3.1	The line of credit mentioned above is the single line of credit in working capital loan.

3.2	Where Party B applies for working capital loan within the line of credit, Party A and Party B do not need to otherwise sign a “Loan Contract” for every withdrawal, provided upon every application for loan allocation, Party B shall submit the “Withdrawal Application”, certificate of indebtedness, and the materials to be submitted by Party B as requested by Party A according to various requirements for independent payment or entrusted payment. The actual allocation amount, including commencement date and deadline, usage, interest rate of every specific withdrawal shall be subject to the record in the certificate of indebtedness.

The “Withdrawal Application” and certificate of indebtedness constitute an integral part of this Agreement.

3.3	Use period shall be determined specifically for every loan or other credit grant under the line of credit according to Party B’s operating demand and Party A’s business management regulations, and the maturity date of each specific loan may be later than the maturity date of credit period.

Article 4:     Interest rate

4.1	For the issuance of RMB loan, the one-year Loan Prime Rate (LPR) announced by the National Interbank Funding Center 1 working day before the fixing date will be taken as the benchmark interest rate for floating 10% upward.

4.2	Where Party B fails to use the loan as agreed in the agreement, for the part of loan not used as agreed, as of the date of changing the use, extra 100% of interest will be charged based on the original interest rate.

Where Party B fails to repay the loan on schedule, for the outstanding part, extra 50% of interest will be charged based on the original interest rate as of the date of becoming overdue.

Article 5:      Guarantee clause

5.1	Beijing Zhongguancun Sci-tech Financing Guaranty Co., Ltd. and Li Hengfang are the guarantors of joint and several liability for all debts owed by Party B to Party A hereunder, who have issued the "Maximum Amount Irrevocable Letter of Guarantee" numbering 2017 X. J. W. S. Z. No. 013 B. No. 01 and 2017 X. J. W. S. Z. No. 013 B. No. 02 to Party A.

Article 6:     Party B bears the following obligations:

6.2.1	Shall truthfully provide the documents (including but not limited to providing truthful financial statements and annual financial reports as required by Party A, and major decisions and changes in the aspects of production, operation and management) as required by Party A and the conditions of all banks of deposit, account numbers and balance of deposits and loans, and coordinate with Party A’s investigation, examination and inspection;

6.2.2	Shall accept Party A’s supervision on its use condition of credit funds and relevant production, operation and financial activities;

6.2.3	Shall use the loan and/or other credits according to this Agreement and the agreed purpose and/or commitment in each specific contract, and comply with Party A’s requirements relating to the payment management of loan funds;

6.2.4	Shall fully repay the loan, advance and the principal and interest of other credit debts on schedule according to this Agreement and any specific contract;

6.2.5	For transfer of the debts hereunder to a third person, in whole or in part, Party B shall ask for Party A’s written consent;

6.2.6	Provided under the following circumstances, Party B shall inform Party A immediately, and actively coordinate with Party A to properly implement safeguard measures for safe repayment of the loan, advance, principal and interest of other credit debts and all relevant expenses hereunder:

6.2.6.1	Suffer from major financial loss, assets loss or other financial crisis;

6.2.6.2	Provide loan or assured guarantee for a third party, or provide mortgage (pledge) guarantee for its own property (right);

6.2.6.3	Downgrading credit standing, weakening profitability in major businesses;

6.2.6.4	Termination of business, being revoked or cancellation of business license, voluntary or involuntary bankruptcy, and dissolution events;

6.2.6.5	Major crisis occurs in the operation or financial aspects of controlling shareholders and other affiliated companies, affecting the normal operation thereof;

6.2.6.6	Engage in major related transaction with its controlling shareholder and other affiliated company, affecting its normal operation;

6.2.6.7	In case of any litigation, arbitration, or criminal or administrative penalty, causing major adverse effect on its operation or financial condition;

6.2.6.8	Personnel changes in Party B’s legal representative, director or important senior management, or the personal freedom of such personnel is restricted by competent national authority due to violation of law and discipline, which might affect its normal operation;

6.2.6.9	Occurrence of other major events that might affect is debt-paying ability.

6.2.7	Shall, in a timely manner manage and assert its creditor’s rights (to any party that is a debtor to Party B) and not dispose of major existing property for free or in any other inappropriate manner.

6.2.8	Before major events such as merger, separation, reorganization, equity transfer, joint venture (cooperation), transfer of property rights, shareholding reform, foreign investment, substantial increase in debt financing, Party B shall ask for Party A’s written consent in advance;

Article 7:     Event of default and management

7.1	It will be deemed as occurrence of event of default if Party B is under any one of the following circumstances:

7.1.1	Violates the obligations stipulated in Article 6.2.1 hereof, provides false conditions or conceal the true important conditions from Party A, and fails to coordinate with Party A’s investigation, examination and inspection;

7.1.2	Violates the obligations stipulated in Article 6.2.2 hereof, fails to accept or evade from Party A’s supervision on its usage of credit funds and relevant production, operation and financial activities;

7.1.3	Violates the obligations stipulated in Article 6.2.3 hereof, fails to use the loan and/or other credits according to this Agreement and the purpose agreed in a specific contract, or fails to comply with Party A’s requirements related to the payment management of loan funds;

7.1.4	Violates the obligations stipulated in Article 6.2.4 hereof, fails to fully repay the loan, advance and the principal and interest of other credit debts on schedule according to this Agreement and each specific contract;

7.1.5	Violates the obligations stipulated in Article 6.2.5 hereof, arbitrarily and unilaterally transfer the debts hereunder to a third person; or violates the obligations stipulated in Article 6.2.7 hereof by not, in a timely manner manage or assert its creditor’s rights (to any party that is a debtor to Party B), or disposing of major existing property for free or in other inappropriate manners;

7.1.6	Violates the obligations stipulated in Article 6.2.6 hereof, upon the occurrence of circumstance stipulated in such article, fails to inform Party A in time, or Party A fails to cooperate when Party A asks Party B to strengthen the safeguard measure for the repayment of debts hereunder after knowing the said circumstance;

7.1.7	Violates the obligations stipulated in Article 6.2.8 hereof, fails to ask for the consent of Party A before the occurrence of such major events;

7.1.8	Materially violates the representations and warranties of Party B hereunder, and fails to make corrections within the grace period (if any) given by Party A;

7.1.9	Fails to withdraw or use the loan as agreed herein, or fails to use the fund of capital collection account as required by Party A, or fails to accept Party A's supervision, and fails to make correction immediately as required by Party A;

7.1.10	Major event of default occurs under the legal and effective contract signed by and between Party B and other creditor of Party B, and it cannot be settled satisfactorily within three months as of the date of default occurrence.

7.1.11	During the credit period, Party B fails to properly go through business term extension/prolongation formalities, causing the expiration of Party B's business term before the maturity date of credit period as stipulated herein.

7.1.12	Occurrence of other circumstances that Party A thinks they are damaging the legal rights and interests of Party A.

Article 8:     Applicable law and dispute settlement

8.1	The conclusion, interpretation and dispute settlement of this Agreement will be governed by the laws of the People's Republic of China, and the rights and interests of both parties are protected by the laws of the People's Republic of China.

8.2	If any dispute arises in the performance of this Agreement, both parties shall settle it through amicable resolution. If resolution fails, either party may file a lawsuit to the people's court in the locality of Party A.

Article 9:     Agreement effectiveness

This Agreement will become effective as of the date of signature by both parties, and will be invalid automatically until the expiry date of credit period or the date on which all debts and other relevant expenses owed by Party B to Party A hereunder have been paid off (whichever is later).

Article 10:    Supplementary provisions

This Agreement is made in triplicate, Party A, Party B and bonding company hold one copy respectively, and all of them shall have the same legal effect.

(This page is the signature page)

Party A:	China Merchants Bank Co., Ltd. Beijing Branch (Seal)

Person chiefly in charge or authorized agent: (Signature/Seal): /s/ Sang Wei	Sang Wei (Signature)

Party B:	Beijing REIT Technology Development Co., Ltd. (Seal)

Person chiefly in charge or authorized agent: (Signature/Seal): /s/ Li Henggang	Li Hengfang (Seal)

Date of signature: June 7, 2017